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Exhibit 5.1

[PORTER & HEDGES LLP LOGO]

Porter & Hedges, L.L.P.
RELIANT ENERGY PLAZA
1000 Main Street, 36th Floor
Houston, Texas 77002
(713) 226-6000 Phone
(713) 228-1331 Fax
porterhedges.com

        September 29, 2008

Vantage Drilling Company
Maples Corporate Services Limited
P.O. Box 309, Ugland House
Grand Cayman KY1-1104
Cayman Islands

Ladies and Gentlemen:

        We have acted as counsel for Vantage Drilling Company, a Cayman Islands exempted company (the "Company"), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the resale of: (i) 33,333,333 ordinary shares, par value $0001 per share, of the Company (the "Ordinary Shares"), (ii) warrants to purchase 25,000,000 Ordinary Shares (the "Warrants"), and (iii) the issuance and resale of up to 25,000,000 additional Ordinary Shares issuable upon exercise of the Warrants. The Warrants will be governed by a warrant agreement between the Company and Continental Stock Transfer & Trust Company, a New York corporation.

        We have examined (i) the Certificate of Incorporation of the Company and the Memorandum and Articles of Association of the Company, (ii) the Registration Statement, (iii) the Merger Agreement, (iv) the Warrant Agreement, (v) the Specimen Warrant Certificate and (vi) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed.

        In rendering the opinions set forth below, we have assumed (i) the Registration Statement and any amendments to the Registration Statement (including post-effective amendments) will have become effective under the Act; (ii) the Warrants were issued in compliance with applicable federal and state securities laws and (iii) the Warrant Agreement was duly executed and delivered by all parties other than the Company.

        Based upon our examination as aforesaid and subject to the assumptions, qualifications, limitations, we are of the opinion that the Warrants are binding obligations of the Company, enforceable against the Company in accordance with their terms.

        No opinion is expressed herein as to any matter governed by any law other than the laws of the State of New York and the federal securities laws of the United States of America, each as in effect on the date hereof.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ PORTER & HEDGES, L.L.P.
PORTER & HEDGES, L.L.P.

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  Exhibit 5.1